                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*



                         SPEEDFAM INTERNATIONAL, INC.
                       --------------------------------
                               (Name of Issuer)



                          COMMON STOCK, NO PAR VALUE
                          --------------------------
                        (Title of Class of Securities)


                                   847706108
                                   ---------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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-----------------------                                  ---------------------
  CUSIP NO. 847706108               13G                    PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Makoto Kouzuma
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                Japan
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            72,640

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          762,780
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             72,640

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          762,780
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      835,420
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
       IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.
   (a)         Name of Issuer

                    SPEEDFAM INTERNATIONAL, INC.

   (b)         Address of Issuer's Principal Executive Offices

                    7406 West Detroit
                    Chandler, AZ  85226

Item 2.
   (a)         Name of Person Filing

                    Makoto Kouzuma

   (b)         Address of Issuer's Principal Executive Office or, if none,
               Residence

                    7406 West Detroit
                    Chandler, AZ  85226

   (c)         Citizenship

                    Japan

   (d)         Title of Class of Securities

                    Common Stock, no par value

   (e)         CUSIP Number

                    847706108

Item 3.        Type of Reporting Person

                    Not Applicable

Item 4.        Ownership as of December 31, 1996

   (a)         Amount Beneficially Owned

                    835,420

   (b)         Percent of Class


                    7.8%

   (c)         Number of shares as to which such person has:

               (i)     sole power to vote or to direct the vote

                                72,640*

               (ii)    shared power to vote or to direct the vote

                                762,780**

               (iii)   sole power to dispose or to direct the disposition of

                                72,640*

               (iv)    shared power to dispose or to direct the disposition of

                                762,780**

*Represents the number of shares Mr. Kouzuma has the right to acquire immediately upon exercise of stock options.
**Shares held in a revocable trust of which James N. Farley and Charles A. Kelly act as co-trustees. The trust may be voluntarily terminated by Mr. Kouzuma at any time.

Item 5.        Ownership of Five Percent or Less of a Class

                   Not Applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

                   Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                   Not Applicable

Item 8.        Identification and Classification of Members of the Group

                   Not Applicable

Item 9.        Notice of Dissolution of Group

                   Not Applicable

Item 10.       Certification

                   Not Applicable




                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                2/14/97
                                       ------------------------------
                                                Date

                                       /s/ Makoto Kouzuma
                                       ------------------------------
                                                Signature

                                              Makoto Kouzuma
                                       ------------------------------
                                                Name